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                                                                    EXHIBIT 99.1

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MEDIA INQUIRIES:                          INVESTOR INQUIRIES:
Lynn Newman                               Derrick Vializ
908-953-8692 (office)                     908-953-7500 (office)
973-993-8033 (home)                       vializ@avaya.com
lynnnewman@avaya.com                      ----------------
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AVAYA COMMENTS ON FIRST FISCAL QUARTER 2003 RESULTS

FOR IMMEDIATE RELEASE: THURSDAY, JANUARY 9, 2003

       BASKING RIDGE, N. J. - Avaya Inc., a leading global provider of communications networks to businesses, today said preliminary results indicate first fiscal quarter 2003 revenues in the range of $1.060 billion to $1.070 billion and a loss of between eight cents and 10 cents per diluted share from ongoing operations. The company said it ended the first fiscal quarter with a cash balance of $650 million, an increase of more than $50 million sequentially from the fourth fiscal quarter of 2002 due primarily to continued improvements in the management of accounts receivables.

       Avaya noted the preliminary loss per share reflects an improvement in gross margin and a reduction in selling, general and administrative expenses sequentially from the fourth fiscal quarter as a result of its ongoing restructuring. The loss per share amount also includes a higher expense associated with an accrual for the company's incentive programs for the first fiscal quarter of 2003. On Jan. 21, Avaya will report first fiscal quarter 2003 results, as well as provide a business update.

ABOUT AVAYA

       Avaya Inc. designs, builds and manages communications networks for more than one million businesses around the world, including 90 percent of the Fortune(R) 500. A world leader in secure and reliable Internet Protocol
(IP) telephony systems, communications software applications and services,
Avaya is driving the convergence of voice and data applications across IT networks enabling businesses large and small to leverage existing and new networks to enhance value, improve productivity and gain competitive advantage. For more information visit the Avaya website:
http://www.avaya.com
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         This news release contains forward-looking statements regarding the company's outlook for revenue and earnings based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, general industry market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations and the economic, political, and other risks associated with international sales and operations, U.S. and foreign government regulation, price and product competition, rapid technological development, dependence on new product development, the successful introduction of new products, the mix of our products and services, customer demand for our products and services, the ability to successfully integrate acquired companies, control of costs and expenses, the ability to implement in a timely manner our restructuring plans, and the ability to form and implement alliances. For a further list and description of such risks and uncertainties, see the reports filed by Avaya with the Securities and Exchange Commission. Avaya disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.